Exhibit 99.1

NEWS

From Beacon Roofing Supply, Inc., Peabody, Mass.	For Use Upon Receipt

Beacon Roofing Supply, Inc. Announces Major Strategic Acquisition

PEABODY, MA—(BUSINESS WIRE)—August 10, 2005-Beacon Roofing Supply, Inc. (Nasdaq: BECN) (“Beacon” or “the Company”) announced today that it has entered into a definitive agreement to acquire Shelter Distribution, Inc. (“SDI”), a leading distributor of roofing and other building products headquartered in McKinney, Texas. SDI currently operates 50 branches in 14 states throughout the Midwest, Central Plains and Southwest regions and had net sales of approximately $248 million for the year ended December 31, 2004. SDI has approximately 750 employees.

Beacon is making the purchase through a wholly-owned subsidiary. The purchase price is approximately $152.5 million in cash, payable at closing and subject to an adjustment for working capital and other items.  Based upon SDI’s future performance, their stockholders may also qualify for an earn-out payment.  The transaction is structured as a purchase of the stock of SDI Holding, Inc., which owns all of the issued and outstanding stock of SDI, the operating company, and the agreement contains customary representations, warranties, covenants and conditions, as well as indemnification provisions subject to specified limitations.  Completion of the transaction is subject to regulatory and other customary approvals and is expected to occur by the end of September 2005.

SDI has focused on the residential marketplace and operates similarly to Beacon’s other regional companies in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States and in Eastern Canada. SDI represents a strong footprint for future growth, with minimal branch overlap (12 states new to Beacon). The combined companies will only have two overlapping branches in their operating markets (Greensboro, N.C. and Dallas, Texas). Please click on the following link to see a map of the states in which SDI and Beacon currently operate: http://www.beaconroofingsupply.com/Graphics/SDIBeaconmap.jpg

Beacon has received a commitment from its current lending agent to refinance the Company’s current credit facility to provide for sufficient credit to fund the purchase price and acquisition costs. Consistent with Beacon’s other successful acquisitions, the SDI facilities will continue operating under their local identity to continue the close relationships they have developed with their customers. SDI has been owned since July 2002 by Brazos Private Equity Partners, LLC, a leading Dallas-based private investment firm.

Ron Ross, CEO of SDI, stated, “We are very excited about becoming part of the fast-growing Beacon family, which has become well-known nationally in our industry for offering quality services and products. SDI’s management team will work diligently to make this a successful combination.”

Robert Buck, CEO of Beacon, emphasized the overall strategic importance of SDI to Beacon’s continued nationwide growth and stated, “We are excited that SDI is joining our growing company. Their past success, like ours, has been the result of having talented employees. SDI represents a tremendous opportunity for Beacon to quickly expand into attractive areas of the country that we have been targeting for expansion. Although this is our largest acquisition to date, we are confident that our experienced management team, in concert with SDI’s team, will make this combination a successful one for both companies. In addition, SDI’s non-residential revenue is less than 15 percent of their current revenue, representing a terrific opportunity for us to build and expand this important business.”

About Beacon Roofing Supply, Inc.:

Beacon Roofing Supply, Inc. is a leading distributor of roofing materials and complementary building products, currently with 82 branches in 16 states in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States and in Eastern Canada.

For more information:  Dave Grace, CFO, 978-535-7668

SOURCE:  Beacon Roofing Supply, Inc.

Forward-Looking Statements:

This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risks Relating to Our Business and Industry” section of the Company’s latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.